EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                             FRIDAY, AUGUST 11, 2000

                    American Absorbents Natural Products Inc.
                        purchased by Centre Capital Corp.

CONTACT:   American Absorbents Shareholder Relations
           512-267-2221  Toll Free 888-822-7997  Fax 512-267-4261


Austin, Texas -- American Absorbents Natural Products Inc. (OTC BB: AANP) www.aanpi.com announced today that it has signed a definitive agreement to become a wholly owned subsidiary of Centre Capital Corp. (OTC BB: CCCX) www.cccx.net.

American Absorbents, an Austin, Texas based company controls the largest reserves (over one billion tons) of some of the highest quality Zeolite in the nation. Zeolite is a natural mineral, which is beginning to find its way into every aspect of our lives. Today, natural Zeolite can be found in a wide range of products such as room deodorizers, cat litter, absorbents, and in applications such as environmental clean-up, nuclear waste remediation and water purification and softening. Zeolite is on the verge of getting its overdue recognition as one of nature's true miracles. Zeolites are currently being tested as animal feed additives and mineral supplements.

"The extent and quality of the reserves coupled with the unlimited product and marketing opportunities, are what attracted us to American Absorbents and what inspired us to make it part of the Centre Corp. team." --CARL JACOBS, CEO CENTRE CAPITAL CORP.

Centre Capital Corp. is a company engaged in the marketing of various natural health care related products in the U.S. and internationally. Vista Internatural Products (VIP), a Centre Capital Corp. company, is a network marketing distributor of health related and natural products including PROTECTION PLUS a multi-antioxidant, which has the only core formulation endorsed by the National Foundation for Cancer Research (NFCR). This is the first and only core formulation that the NFCR has endorsed. Centre continually seeks new cutting edge products in order to broaden its line of product offerings. Centre is also seeking accretive acquisitions in distribution and marketing, its areas of core companies.

Robert Bitterli, CEO of American Absorbents stated, "The creation of new markets is essential to American Absorbents' long-term growth. Our relationship with Centre will allow us to leverage their affiliates and subsidiaries to develop new markets for AANP at an accelerated rate. Like the management of American Absorbents, the Centre team is first and foremost focused on shareholder value. The lack of redundancies in both products and markets and the ease with which cross product marketing can occur, immediately adds to shareholder value."


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With this transaction AANP will receive a capital infusion from Centre Capital and Centre Capital will purchase all outstanding shares of AANP with a combination of CCCX Common and Preferred shares.

According to Mr. Bitterli, "At current market prices, this represents approximately $2 per share for AANP shareholders."

Shareholders can learn more about this deal when Mr. Bitterli addresses analysts on CEOCAST (www.ceocast.com) Monday, August 14 at 2:30PM CST. The company will make additional information available in their 8K filing.

AMERICAN ABSORBENTS NATURAL PRODUCTS. From crowded landfills to pollution from incinerators to toxic resins used in manufacturing, the value and demand for environmentally friendly products is becoming paramount. American Absorbents will continue to be on the forefront in finding natural and environmentally friendly solutions for the problems of today and tomorrow. American Absorbents strives to create the most advanced, efficient and economical products in its field. It continually seeks additional distribution channels to make its products more accessible to consumers.

SAFE HARBOR STATEMENT: Certain statements in this news release may constitute "forward looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such Forward looking statements involve risk and uncertainties that could cause actual results to differ materially from those set forth or implied by such forward statements. Forward Looking Statements: All statements other than statements of historical fact in this release are forward looking statements as a result of certain factors including, but not limited to, the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the company with respect to future events and are subject to these and other risks and uncertainties and assumptions relative to the operations, results of operations, growth strategy and liquidity of the Company.

SOURCE: AMERICAN ABSORBENTS NATURAL PRODUCTS, INC.